Farm Lease Agreement

      This Farm Lease Agreement is made and executed on the date noted below by and between The Murdock Group Career Satisfaction Corporation, a Utah corporation, located at 5295 South Commerce Drive, Suite 475, Salt Lake City, Utah 84107 ("Lessor"), and Grant Smith Farms, located at 90 North 500 West, Lehi, Utah 84043, ("Lessee"). In consideration of the mutual promises exchanged herein, the parties agree as follows:

                                   1. The Farm

      Lessor demises and lets to Lessee, to occupy and use for agricultural purposes and for no other purposes, the following real estate located in Utah County, Utah, described on Exhibit A appended hereto, consisting of approximately 715 acres, together with all improvements in and on the premises (the "Farm").

                                     2. Term

      The term of this Lease Agreement shall be for a period of one year from the date of this Agreement, and from year to year thereafter unless written notice to terminate is given by either party to the other, at least 6 months prior to the beginning of the succeeding lease year. The foregoing notwithstanding, Lessor shall have the right to terminate this Lease at any time upon 90 days written notice to Lessee in the event Lessor arranges for the sale of the Farm. In the event of such early termination, any crops on the Farm shall become the property of the Lessor, and Lessor shall pay Lessee the fair market value of such crops as determined by an appraiser agreed upon by the parties.

                                     3. Rent

      Lessee agrees to pay Lessor as annual cash rent for the above-described farm, $12,000.00 per year, payable on the 1st day of January of each year; provided, however, that no rent shall be charged to Lessee so long as Lessee continues to actively farm at least 700 acres of the Farm.

                               4. Use and Expense

Lessor will pay all greenbelt taxes associated with the Farm. Lessee will perform the following:

      a. Faithfully cultivate the farm in a timely, thorough, and farmer-like manner;

      b. Prevent all unnecessary waste, or loss, or damage to the property of Lessor;

      c.    Keep the farmstead neat and orderly;

      d. Not assign this Lease Agreement or sublet any part of the Farm without the written consent of Lessor;

      e. Not allow noxious weeds to go to seed on the Farm, but to destroy them, and keep trim the weeds and grasses on the roads adjoining the Farm;

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      f.    Not break up established watercourses or ditches, or undertake any other operation that will injure the Farm;

      g. Furnish the property and services, and to pay the items of expense, related to the operation of the Farm;

      h.    Maintain the Greenbelt registration of the Farm;

      i. Indemnify Lessor from any claim or damage arising from Lessee's use of the Farm or breach of any provision of this Agreement.

      j. Maintain at Lessee's expense general liability insurance on the Farm in the amount of at least $1,000,000.00 with Lessor named as a co-insured.


                             5. Right of Inspection

      Lessor reserves the right to enter on the Farm at any reasonable time for the purpose of viewing it or making repairs or improvements, or of plowing after severance of crops, or of seeding, or applying fertilizers, provided that such entry and activity shall not interfere with the occupancy of Lessee.

                          6. Miscellaneous Provisions.

      a. It is agreed that this Lease Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of Utah.

      b. Waiver by Lessor of any breach of any covenant or duty of Lessee under this Lease Agreement is not a waiver of a breach of any other covenant or duty of les- see, or of any subsequent breach of the same covenant or duty.

      c. In the event that any action is filed in relation to this lease agreement, the unsuccessful party in the action shall pay to the successful party, in addition to all the sums that either party may be called on to pay, a reasonable sum for the successful party's attorney fees.

      d. The invalidity of any provision of this Lease Agreement will not and shall not be deemed to affect the validity of any other provision. In the event that any provision of this Lease Agreement is held to be invalid, the parties agree that the remaining provisions shall be deemed to be in full force and effect as if they had been executed by both parties subsequent to the expungement of the invalid provision.

      e. This Lease Agreement shall constitute the entire agreement between the parties. Any prior understanding or representation of any kind preceding the date of this Lease Agreement shall not be binding on either party except to the extent incorporated in this lease agreement.

      f. Any modification of this Lease Agreement or additional obligation assumed by either party in connection with this agreement shall be binding only if evidenced in a writing signed by each party or an authorized representative of each party.

      g. The titles to the paragraphs of this Lease Agreement are solely for the convenience of the parties and shall not be used to explain, modify, simplify, or aid in the interpretation of the provisions of this lease agreement.

      h. This Lease Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute but one and the same instrument.

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      i.    The provisions of this Lease Agreement shall be binding on the heirs, executors, administrators, and assigns of both Lessor and Lessee in like manner as on the original parties, unless modified by mutual agreement.

      j. The Lessee will maintain sufficient agricultural production on the property to meet the minimum qualifications under the "Farmland Assessment Act of 1969".

In Witness Whereof, the parties have executed this Agreement on the 30th day of June, 2000.

Lessor                                      Lessee

/s/ Randy Burnham                          /s/ James E. Smith
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